Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-35048) pertaining to the Greif 401(k) Retirement Plan of our report dated June 28, 2013 with respect to the financial statements and schedule of the Greif 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
Columbus, Ohio
June 28, 2013